                                                                  Exhibit 2.1


- --------------------------------------






                          AGREEMENT AND PLAN OF MERGER



                          Dated as of December 19, 1994



                                      Among



                                ITT CORPORATION,



                          ITT FLORIDA ENTERPRISES INC.




                                       And




                               CAESARS WORLD, INC.






- --------------------------------------

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Parties and Recitals  . . . . . . . . . . . . . . . . . . . . . . .      1


                                    ARTICLE I

                                    THE OFFER

SECTION 1.01.          The Offer . . . . . . . . . . . . . . . . . .     2
SECTION 1.02.          Company Actions . . . . . . . . . . . . . . .     4


                                   ARTICLE II

                                   THE MERGER

SECTION 2.01.          The Merger  . . . . . . . . . . . . . . . . .     6
SECTION 2.02.          Closing . . . . . . . . . . . . . . . . . . .     6
SECTION 2.03.          Effective Time  . . . . . . . . . . . . . . .     6
SECTION 2.04.          Effects of the Merger . . . . . . . . . . . .     7
SECTION 2.05.          Articles of Incorporation and
                         By-laws   . . . . . . . . . . . . . . . . .     7
SECTION 2.06.          Directors . . . . . . . . . . . . . . . . . .     7
SECTION 2.07.          Officers  . . . . . . . . . . . . . . . . . .     7


                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.01.          Effect on Capital Stock . . . . . . . . . . .     7
SECTION 3.02.          Exchange of Certificates  . . . . . . . . . .     9




                                   ARTICLE IV
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                                                                          2


                                                                        Page
                                                                        ----

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.          Representations and Warranties of the Company     11
SECTION 4.02.          Representations and Warranties of Parent and
                         Sub   . . . . . . . . . . . . . . . . . . .     31



                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.          Conduct of Business . . . . . . . . . . . . .     35
SECTION 5.02.          No Solicitation . . . . . . . . . . . . . . .     40
SECTION 5.03.          New Jersey Trust  . . . . . . . . . . . . . .     43


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.          Stockholder Meeting; Preparation of the Proxy
                         Statement   . . . . . . . . . . . . . . . .     44
SECTION 6.02.          Access to Information; Confidentiality  . . .     45
SECTION 6.03.          Reasonable Efforts; Notification  . . . . . .     46
SECTION 6.04.          Stock Options Plans . . . . . . . . . . . . .     48
SECTION 6.05.          Indemnification and Insurance . . . . . . . .     49
SECTION 6.06.          Directors . . . . . . . . . . . . . . . . . .     50
SECTION 6.07.          Fees and Expenses . . . . . . . . . . . . . .     51
SECTION 6.08.          Public Announcements  . . . . . . . . . . . .     51
SECTION 6.09.          Rights Agreements . . . . . . . . . . . . . .     52
SECTION 6.10.          Benefit Plans . . . . . . . . . . . . . . . .     52
SECTION 6.11.          Title Policies  . . . . . . . . . . . . . . .     54
SECTION 6.12.          Transfer Taxes  . . . . . . . . . . . . . . .     54
SECTION 6.13.          Regulatory Matters  . . . . . . . . . . . . .     55


                                   ARTICLE VII

                                                                        Page
                                                                        ----

                              CONDITIONS PRECEDENT

SECTION 7.01.          Conditions to Each Party's Obligation to
                         Effect the Merger   . . . . . . . . . . . .     55
SECTION 7.02.          Conditions to Obligations of Parent and Sub .     56


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.          Termination . . . . . . . . . . . . . . . . .     56
SECTION 8.02.          Effect of Termination . . . . . . . . . . . .     57
SECTION 8.03.          Amendment . . . . . . . . . . . . . . . . . .     58
SECTION 8.04.          Extension; Waiver . . . . . . . . . . . . . .     58
SECTION 8.05.          Procedure for Termination, Amendment,
                         Extension or Waiver   . . . . . . . . . . .     58


                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.          Nonsurvival of Representations  . . . . . . .     59
SECTION 9.02.          Notices . . . . . . . . . . . . . . . . . . .     59
SECTION 9.03.          Definitions . . . . . . . . . . . . . . . . .     60
SECTION 9.04.          Interpretation  . . . . . . . . . . . . . . .     63
SECTION 9.05.          Counterparts  . . . . . . . . . . . . . . . .     63
SECTION 9.06.          Entire Agreement; No Third-Party
                         Beneficiaries . . . . . . . . . . . . . . .     63
SECTION 9.07.          Governing Law . . . . . . . . . . . . . . . .     64
SECTION 9.08.          Assignment  . . . . . . . . . . . . . . . . .     64
SECTION 9.09.          Enforcement . . . . . . . . . . . . . . . . .     64


EXHIBIT A              Conditions of the Offer

                    AGREEMENT AND PLAN OF MERGER dated as of December 19, 1994, among ITT CORPORATION, a Delaware corporation ("Parent"), ITT FLORIDA ENTERPRISES INC., a Florida corporation ("Sub") and a wholly owned subsidiary of Parent, and CAESARS WORLD, INC., a Florida corporation (the "Company").


          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS in furtherance of such acquisition, Parent will cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $.10 per share, of the Company (together with any associated Rights (as hereinafter defined), the "Company Common Stock"), at a price per share of Company Common Stock of $67.50 net to the seller in cash (such price, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and is recommending that the Company's stockholders accept the Offer;

          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the Merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per share paid in the Offer;

          WHEREAS Parent and Sub are unwilling to enter into this Agreement unless the Company, contemporaneously with the execution and delivery of this Agreement, enters into an Option Agreement (the "Option Agreement") among Parent, Sub and the Company providing for, among other things, the grant by the Company to Parent of the option under certain circumstances to purchase up to 5,000,000 newly issued shares of Company Common Stock, plus all shares of Company Common Stock held in treasury; and the Board of Directors of the Company has approved the execution and delivery of the Option Agreement which is being executed contemporaneously with the execution hereof; and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                    THE OFFER

          SECTION 1.01. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the public announcement of the Offer, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Sub in its sole discretion) and to the terms and conditions of this Agreement; PROVIDED, HOWEVER, that Sub shall not, without the Company's consent, waive the Minimum Condition (as defined in Exhibit A). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer) for a period not to exceed 20 business days, if at any scheduled expiration date of the Offer, any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence if there shall not have been tendered sufficient shares of Company Common Stock so that the Merger could be effected as provided in the last sentence of Section 6.01(a). Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder and, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Parent and/or Sub to such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

          SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously by vote of all directors adopted resolutions approving this Agreement, the Offer, the Merger and the Option Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement, and accept the Offer and tender their shares pursuant to the Offer.

The Company has been advised by each of its directors and by each executive officer who as of the date hereof is aware of the transactions contemplated hereby, that each such person either intends to tender pursuant to the Offer all shares of Company Common Stock owned by such person or vote all shares of Company Common Stock owned by such person in favor of the Merger, PROVIDED that any director or executive officer shall be permitted to sell shares of Company Common Stock in compliance with applicable law.

          (b) Not later than the date the Offer Documents are filed with the SEC or as shortly thereafter as is practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.02(a) and shall mail the
Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.


                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the FBCA. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 2.02. CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the Parent or Sub, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VII

(the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date or place is agreed to in writing by the parties hereto.

          SECTION 2.03. EFFECTIVE TIME. On the Closing Date, or as soon as practicable thereafter, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Florida Department of State, or at such other later time as Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

          SECTION 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 607.1106 of the FBCA.

          SECTION 2.05. ARTICLES OF INCORPORATION AND BY-LAWS. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

          (b) The By-laws of the Company as in effect on the Effective Time shall become the By-laws of the Surviving Corporation.

          SECTION 2.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 3.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation.

          (b) CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) CONVERSION OF COMMON STOCK. Subject to Section 3.01(d), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid for each share of Company Common Stock in the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d) SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Florida law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock ("Dissenting Shares") shall not be converted as described in
     Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Florida. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the FBCA, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          SECTION 3.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section 3.01, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

          (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.
If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

          (d) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has made available to Parent complete and correct copies of the Amended and Restated Articles of Incorporation and by-laws of the Corporation, in each case as amended to the date of this Agreement, and will make available immediately following the date of this Agreement the certificates of incorporation and by-laws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that (x) constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC or (y) the acquisition of which would require regulatory approval under any Gaming Law.

          (b) SUBSIDIARIES. The list of subsidiaries of the Company filed by the Company with its most recent Report on Form 10-K is a true and accurate list of all the subsidiaries of the Company which are required to be set forth therein. All the outstanding shares of capital stock of each Significant Subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all liens.

          (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.10 per share ("Company Preferred Stock"). At the close of business on December 13, 1994, (i) 25,120,963 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,354,538 shares of Company Common Stock were held by the Company in its treasury, (iii) 774,926 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 6.04), (iv) 89,341 shares of Company Common Stock were reserved for issuance in respect of contingent shares of Company Common Stock and (v) no shares of Company Common Stock and 250,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Company capital stock issued pursuant to the Rights Agreement dated as of January 10, 1989 (as amended from time to time, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights which were not granted in tandem with a related Stock Option, restricted stock grant or contingent stock grant and, other than as may be contained in employee benefit plans, employment agreements, merchandising incentive agreements, stock options and similar plans, agreements and instruments, there are no other outstanding contractual rights to which the Company is a party (other than Benefit Plans) the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except to the extent Paragraph 12 of Article III of the Company's Amended and Restated Articles of Incorporation or a provision comparable to such Paragraph 12 under any Gaming Law could be construed as a contractual obligation or any Stock Options contain a provision comparable to such Paragraph 12, or as may be required by any restricted stock arrangement, stock appreciation rights, tax withholding with respect to restricted and contingent stock, and stock options, payment for the exercise of which is made in capital stock of the Company, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

          (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to the matters set forth in the last sentence of Section 9.04 and to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
     (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement (including the changes in the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default

     (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Amended and Restated Articles of Incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) other than contingent severance agreements, severance plans, employment agreements, tax withholding rights, stock options and stock grant agreements and subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement (except the Loan Agreement dated as of August 21, 1992, among the Company, the banks named therein and Bank of America National Trust and Savings Association, as Agent, as amended), note, bond, mortgage, indenture (except the Senior Subordinated Indenture dated August 15, 1992, between the Company and First Trust National Association), lease or other agreement (other than understandings and business arrangements relating to projects in Missouri and Windsor, Canada), instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 4.01(v)) or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or impede, in any material respect, the consummation of any of the transactions contemplated by this Agreement. To the knowledge of the Company, no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy statement relating to any required approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the New Jersey Casino Control Commission under the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, (B) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder,
     (C) the Clark County Liquor and Gaming Licensing Board pursuant to the Clark County, Nevada Code and the rules and regulations promulgated thereunder, (D) the National Indian Gaming Commission under the Indian Gaming Regulatory Act and the rules and regulations promulgated thereunder,
     (E) the Ontario Gaming Control Commission under the Ontario Gaming Control Act, 1992 and the rules and regulations promulgated thereunder, (F) the Indiana Gaming Commission under Article 33, Title IV of the Official Indiana Code, (G) the Missouri Gaming Commission under Mo. Rev. Stat.
     SECTION 313.800-850 and the rules and regulations promulgated thereunder and (H) the Agua Caliente Tribal Council, (v) as may be required by any applicable state securities or "blue sky" laws, (vi) in connection with any state or local tax which is attributable to the beneficial ownership of real property of the Company or its subsidiaries, (vii) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (viii) such immaterial filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a material adverse effect on the Company, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

     (e) SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has filed all required reports, proxy statements, forms, and other documents with the SEC since July 31, 1993 (the "SEC Documents"). As of their respective dates,
     (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

          (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), will, at the respective times the Offer Documents and the Information Statement are filed with the SEC and first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement or as set forth in Schedule 4.01(g), since July 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Docu-ments filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed and publicly available prior to the date of this Agreement or as disclosed in Schedule 4.01(g) or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company and except for the two employment agreements referred to in Section 6.10(a), any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (h) LITIGATION. Except as disclosed in the SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have such an effect; it being understood that this representation shall not include any litigation of the nature described in paragraph (a) of Exhibit A.

          (i)  ABSENCE OF CHANGES IN BENEFIT PLANS.  Except as disclosed in
     Schedule 4.01(i), Schedules 4.01(j)(i), (ii) or (iii), in the SEC Documents or as otherwise expressly permitted hereunder, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any Benefit Plan (as defined in Section 4.01(j) hereof) since July 31, 1994. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

          (j) ERISA COMPLIANCE. (i) As soon as practicable after the signing of this Agreement, the Company will make available all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other plans, arrangements or policies relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits and other employee benefits, in each case maintained, or contributed to, or required to be maintained or contributed to, by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors (or any beneficiaries thereof) of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Certain Benefit Plans affecting officers and directors which are sponsored by the Company are disclosed in Schedule 4.01(j)(i).

         (ii) Each Benefit Plan sponsored by the Company or any subsidiary (a "Company Benefit Plan") has been administered in all material respects in accordance with its terms. Except as disclosed in Schedule 4.01(j)(ii), the Company and all the Company Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code and all other applicable laws. The most recent Form 5500 and summary plan description for each Company Benefit Plan for which such documents are required was complete and correct in all material respects. There are (or, in the case of Benefit Plans that are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (each, a "Multiemployer Plan"), there are to the knowledge of the Company) no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and, to the knowledge of the Company, there are not any facts that could reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred in respect of any Company Benefit Plan and, to the knowledge of the Company, no such transaction has occurred between the Company or any employee, officer or director thereof and any Multiemployer Plan. The Company does not maintain any defined benefit pension plan except the two Executive Security Plans. The Executive Security Plans are not subject to the funding requirements of ERISA or the Code and are not tax-qualified plans.

          (iii) Schedule 4.01(j)(iii) lists the Multiemployer Plans covering employees of the Company or its subsidiaries and sets forth a list, for each location at which such employees are or were covered by a Multiemployer Plan, (y) of the number of covered employees, contribution rate and hours from 1987 to the date hereof, in the case of New Jersey, and
     (z) of the number of covered employees and aggregate pension expense from 1990 to the date hereof and aggregate pension expense for 1988 and 1989, in the case of Nevada. The aggregate amount of withdrawal liability (as defined in Section 4201 of ERISA) if each Commonly Controlled Entity were to withdraw from each Multiemployer Plan would not exceed $25,000,000. To the knowledge of the Company, no Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof. To the knowledge of the Company, no Commonly Controlled Entity has acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

          (iv) To the knowledge of the Company, and except for collective bargaining agreements during the respective terms thereof, and for the Company's contingent severance agreements, employment agreements or severance pay plan for corporate officers and corporate staff, there are no understandings, agreements or undertakings, except pursuant to Section 6.10 hereof, that would prevent any Benefit Plan that is an employee welfare benefit plan (including any such Benefit Plan covering retirees) from being amended or terminated, on or at any time after the consummation of the Offer, without such amendment or termination causing material liability to the Company or any of its subsidiaries over that which is already accrued.

          (v) To the knowledge of the Company, no Commonly Controlled Entity has incurred any material liability, and no event has occurred that would result in any material liability, to a pension plan subject to the funding requirements of ERISA and the Code (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that has not been fully paid as of the date hereof, provided that the foregoing has no application to Multiemployer Plans.

          (vi) The information supplied to the actuary for use in preparing the actuarial reports or valuations for the trusts under the Caesars World, Inc. and Subsidiaries Benefit Trust Agreement and the Boardwalk Regency Corporation Benefit Trust Agreement was complete and accurate in all material respects. The Company has no reason to believe that any conclusions expressed in those reports or valuations are incorrect. The Company and certain of its subsidiaries have contributed to such trusts the amounts required by the most recent actuarial calculation of liabilities thereunder. As of July 31, 1994, the aggregate amount in such trusts was $12,756,000.

          (vii) Except as provided in the Company's severance pay plan, the two employment agreements with Messrs. Gluck and Lanni, the contingent severance agreements, and except for the vesting and accelerated exercisability with respect to contingent or restricted stock agreements, stock options and stock appreciation rights, no employee of the Company or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

          (viii) The only "postemployment benefits" (other than disability-related benefits), as defined in Statement of Financial Accounting Standards No. 112, and the only "postretirement benefits", as defined in Statement of Financial Accounting Standards No. 106, which the Company is obligated to provide are those described in its two employment agreements and any such benefits which may be required by the Consolidated Ommibus Budget Reconciliation Act ("COBRA").

          (k) TAXES. (i) Each of the Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. To the knowledge of the Company, all such returns are complete and correct in all material respects. To the knowledge of the Company, each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except in respect of certain possible industry-wide issues pertaining to deductibility of complimentaries and the treatment of certain discounts and customer bad debts, which issues are the subject of pending IRS technical advice submissions.

          (ii) Except with respect to the industry-wide issues specified in the last sentence of Section 4.01(k)(i), no material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, which are not reserved for. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through 1988 and all returns after 1988 are open and subject to examination.

          (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

          (l) NO EXCESS PARACHUTE PAYMENTS. To the knowledge of the Company, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect should not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code and the proposed regulations thereunder).

          (m) COMPLIANCE WITH APPLICABLE LAWS. (i) To the knowledge of the Company, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws and Gaming Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on the Company, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The preceding sentence of this Section 4.01(m)(i) does not apply to matters specifically covered by Sections 4.01(j), 4.01(k) or 4.01(m)(ii) through 4.01(m)(viii).

          (ii) To the knowledge of the Company, each of the Company and its subsidiaries is in compliance with all applicable Gaming Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of the Company, including the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, Article 33 of Title IV of the Official Indiana Code and the rules and regulations promulgated thereunder, the Indian Gaming Regulatory Act and the rules and regulations promulgated thereunder, Mo. Rev. Stat. SECTION SECTION 313.800-.850 and the rules and regulations promulgated thereunder and the Ontario Gaming Control Act, 1992 and the rules and regulations promulgated thereunder.

          (iii) To the knowledge of the Company, neither the Company nor any Significant Subsidiary of the Company nor any director or officer of the Company or any Significant Subsidiary of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws should be revoked or suspended other than in respect of a former marketing executive of Boardwalk Regency whose license was revoked.

          (iv) To the knowledge of the Company, each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while a subsidiary of the Company, was in compliance with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "ENVIRONMENTAL LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (A) Releases (as defined in 42 U.S.C. SECTION 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

          (v) To the knowledge of the Company, neither the Company nor any subsidiary of the Company has received any written claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party in the past three years, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws which individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company.

          (vi) To the knowledge of the Company, during the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not be reasonably likely to have a material adverse effect on the Company. The term "HAZARDOUS MATERIAL" means (1) hazardous substances (as defined in 42 U.S.C. SECTION 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof,
     (4) asbestos and/or asbestos-containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

          (vii) Schedule 4.01(m)(vii) identifies all environmental audits, assessments or studies within the possession of the Company or any Significant Subsidiary of the Company with respect to the facilities or real property owned, leased or operated by the Company or any Significant Subsidiary of the Company, which were conducted within the last five years. As soon as practicable after the date of this Agreement, the Company will furnish to Parent complete and correct copies of all such audits, assessments and studies.

          (viii) The transactions contemplated by this Agreement will not require compliance with the New Jersey Industrial Site Recovery Act or any similar state transfer law.

          (n) STATE TAKEOVER STATUTES; CHARTER PROVISIONS. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the Option Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Option Agreement and the other transactions contemplated by this Agreement and the Option Agreement, the provisions of Section 607.0901 of the FBCA, the provisions of Section 607.0902 of the FBCA and the provisions of Paragraph A of Article XI of the Company's Amended and Restated Articles of Incorporation.


          (o) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of all the shares of Company Common Stock entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (p) RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken and will maintain in effect all necessary action to
     (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger, the Option Agreement and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) or an Adverse Person (as defined in the Rights Agreement) or an Unqualified Gaming Person

     Person (as defined in the Rights Agreement) and (z) a Distribution Date (as defined in the Rights Agreement) does not and shall not occur by reason of the announcement or consummation of the Offer, the Merger, the Option Agreement or the consummation of any of the other transactions contemplated by this Agreement. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

          (q) BROKERS. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies of all agreements between Company and Merrill Lynch & Co.

          (r) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co., to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

          (s) TRADEMARKS, ETC. To the knowledge of the Company, the material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its subsidiaries (collectively, "Intellectual Property Rights") are sufficient to allow each of the Company and each of its Significant Subsidiaries to conduct, and continue to conduct, its business as currently conducted or as the Company proposes to conduct such business. To the knowledge of the Company, each of the Company and each of its Significant Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted or as the Company proposes to conduct such business, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on the Company. To the knowledge of the Company, neither the Company nor any of its

     Significant Subsidiaries has received any oral or written notice from any other person pertaining to or challenging the right of the Company or any of its Significant Subsidiaries to use any of the Intellectual Property Rights, which challenge or other assertion, if upheld or successful, individually or in the aggregate would be reasonably likely to have a material adverse effect on the Company. To the knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims would reasonably be expected to have a material
     adverse effect on the Company.   To the knowledge of the Company, neither
     the Company nor any of its Significant Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights in any such case where such claims (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the Company.

          (t) TITLE TO PROPERTIES. To the knowledge of the Company, each of the Company and each of its Significant Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted or as the Company proposes to conduct such business. Such material tangible assets and properties are sufficiently free of liens to allow each of the Company and each of its subsidiaries to conduct, and continue to conduct, its business as currently conducted, or as the Company proposes to conduct such business and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on the Company. To the knowledge of the Company, each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its subsidiaries to conduct its business as currently conducted. Schedule 4.01(t) sets forth a complete list of all material real property and material interests in real property owned in fee by the Company or one of its subsidiaries and sets forth all material real property and interests in real property leased by the Company or one of its subsidiaries as of the date hereof.

          (u) INSURANCE. To the knowledge of the Company, the Company and its Significant Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of the Company or its Significant Subsidiaries or any of any properties owned, occupied or controlled by the Company or its Significant Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Significant Subsidiaries.

          (v) CONTRACTS; DEBT INSTRUMENTS. Except as set forth in the SEC Documents and as set forth in Schedule 4.01(v), there are no (i) agreements of the Company or any of its subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company is a party or
     (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. To the knowledge of the Company, each of the agreements listed in Schedule 4.01(v) and the SEC Documents is a valid and binding obligation of the Company or its subsidiary, as the case may be, and, to the Company's knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by the Company or its subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent any covenant not to compete contained therein may be unenforceable. To the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its subsidiaries (or, to the knowledge of the Company, any other party thereto) under any of the agreements set forth in the SEC Documents or agreements listed in Schedule 4.01(v) except for defaults that have not and would not, individually or in the aggregate, have a material adverse effect on the Company.

          (w) LABOR RELATIONS. Except as disclosed in the SEC Documents, no strike or other labor dispute involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any unorganized employees of the Company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as set forth in Schedule 4.01(w) and as disclosed in the SEC Documents, since July 31, 1994, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement. Other than those filed as exhibits to the SEC Documents, Schedule 4.01(w) lists all collective bargaining agreements of the Company or any of its subsidiaries.

          SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and each of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) and Sub is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent. Parent will make available to the Company complete and correct copies of its certificate of incorporation and by-laws and the articles of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

          (b) AUTHORITY; NONCONTRAVENTION. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the con-summation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under,
     (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) have a material adverse effect on Parent,
     (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent or impede the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the

     Articles of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the New Jersey Casino Control Commission under the New Jersey Casino
     Control Act and the regulations promulgated thereunder, (B) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the regulations promulgated thereunder, (C) the Clark County Liquor and Gaming Licensing Board pursuant to the Clark County, Nevada Code and the rules and regulations promulgated thereunder,
     (D) the National Indian Gaming Commission under the Indian Gaming Regulatory Act and the rules and regulations promulgated thereunder, (E) the Ontario Gaming Control Commission under the Ontario Gaming Control Act, 1992 and the rules and regulations promulgated thereunder, (F) the Indiana Gaming Commission under Article 33, Title IV of the Official Indiana Code,
     (G) the Missouri Gaming Commission under Mo. Rev. Stat. SECTION
     313.800-850 and the rules and regulations promulgated thereunder and
     (H) the Agua Caliente Tribal Council, (v) as may be required by an applicable state securities or "blue sky" laws, (vi) in connection with any state or local tax which is attributable in respect of the beneficial ownership of real property of the Company or its subsidiaries, (vii) such immaterial filings and immaterial consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (viii) such immaterial filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Parent or any of its subsidiaries or the Company or any of its subsidiaries conducts any business or owns any assets, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a material adverse effect on Parent, (y) impair, in any material respect, the ability of Parent to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Schedule 14D-9 and the Information Statement, at the respective times the Schedule 14D-9 and the

     Information Statement are filed with the SEC and first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d) BROKERS. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc. or a co-dealer manager other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (e) FINANCING. Parent has sufficient funds available to purchase all the outstanding shares on a fully diluted basis of Company Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          (f) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          (g) OWNERSHIP OF COMPANY COMMON STOCK. To the actual knowledge of Parent, neither Parent nor any of its affiliates is the record owner of, or has any beneficial interest in, any shares of Company Common Stock. This
     Section 4.02(g) does not apply to any pension plan of Parent or any of its affiliates and does not apply in respect of the general account at ITT Hartford.

          (h) PERMITS. To the actual knowledge of Parent, there is no fact or circumstance which would reasonably be expected to prevent or materially delay the obtaining of any consent or approval by Parent which is required to be obtained by Parent in connection with this Agreement.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 5.01. (a) CONDUCT OF BUSINESS. During the term of this Agreement, except as specifically required by this Agreement, the Company shall and shall cause its subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Except for transactions specifically disclosed in the SEC Documents, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to (without Parent's prior written consent, which consent may not be unreasonably withheld):

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
     (C) except as shall be required under currently existing terms of any stock-based benefit plan, purchase, redeem or otherwise acquire or amend (except in respect of the Rights as contemplated by Sections 4.01(p) and 6.09) any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than (x) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws, (y) issuances or redemptions of capital stock of wholly-owned subsidiaries occurring between the Company and any of its wholly-owned subsidiaries or occurring between wholly-owned subsidiaries of the Company and (z) issuances of capital stock or ownership interests in connection with the organization of new entities for purposes of business development and management activities as permitted by this Agreement);

          (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of employee stock options and contingent incentive plans (including with respect to contingent shares of Company Common Stock) outstanding on the date of this Agreement in accordance with their present terms and other than the issuance of Company Common Stock pursuant to the Option Agreement);

          (iii) amend its Amended and Restated Articles of Incorporation, By-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except (x) purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's current capital budget previously provided to Parent; PROVIDED that transactions of the type referenced in this subparagraph (iv) by the Company and its subsidiaries shall be permitted (a) to the extent required under existing agreements or, with respect to projects in Windsor, Canada, understandings (collectively, "Current Commitments") and (b) in addition to what is otherwise permitted in this subparagraph (iv), the aggregate amount that the Company and its subsidiaries may spend or commit to spend in respect of such transactions (other than Current Commitments) without being able to cancel or withdraw such commitments absent material penalty or cost to the Company and its subsidiaries shall not exceed in the aggregate
     $35 million; and, PROVIDED FURTHER that any transaction specified by the immediately preceding proviso shall not be so permitted if the Company would not be able to enjoy the benefits in respect of the relevant assets, business, corporation, partnership, joint venture, association or other business organization or division after consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreement or there would be required any additional consents, approvals, orders or authorizations of, or registrations or filings with, any Governmental Entity which would delay in any material respect the consummation of the transactions contemplated by this Agreement and the Option Agreement; and, PROVIDED FURTHER that, notwithstanding the foregoing limitations, the Company may engage in any projects within that state of the United States previously discussed by the parties after, to the extent permitted by law, consultation between the Company and Parent;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except transactions in the ordinary course of business consistent with past practice;

          (vi) (A) other than (1) ordinary course working capital borrowings,
     (2) Current Commitments, (3) projects approved prior to the date of this Agreement by the Board of Directors of the Company, (4) specific projects referred to in the capital budget of the Company previously provided to Parent and (5) other incurrences of indebtedness which, in the aggregate, do not exceed $10 million, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (v) to the Company or any direct or indirect wholly owned subsidiary of the Company, (w) advances to employees, suppliers or customers in the ordinary course of business consistent with past practice, (x) Current Commitments, (y) projects approved prior to the date of this Agreement by the Board of Directors of the Company and (z) specific projects referred to in the capital budget of the Company previously provided to Parent, make any loans, advances or capital contributions to, or investments in, any other person;

          (vii) make any material tax election or settle or compromise any material tax liability;

          (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice, or, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (ix) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, except as described in Section 6.10(e) hereof and except to the extent necessary to coordinate any such benefit plans with the terms of this Agreement (including the provisions of the employment agreements referenced in the last sentence of Section 6.10(a)), (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice to employees other than directors, officers or senior management personnel and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of all such increases exceed 4% of the aggregate annualized compensation expense of the Company and its subsidiaries reported in the most recent audited financial statements of the Company included in the SEC Documents)), (C) pay any benefit not provided for under any Benefit Plan,
     (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) except for the funding of rabbi trusts for non-qualified retirement benefits to the extent previously approved by the Board of Directors of the Company or any committee thereof, prior to the date of this Agreement, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan other than in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that the Company may take any action described in (A), (C) and (D) above that does not involve the five most senior officers of the

     Company and that, taken together, has an aggregate economic cost to the Company of less than $7,500,000.

          (x) make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures (x) in respect of Current Commitments, (y) in respect of projects approved prior to the date of this Agreement and (z) in the capital budget of the Company provided to Parent;

          (xi) except in the ordinary course of business and except as otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the SEC Documents to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.


             (b) OTHER ACTIONS. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Exhibit A not being satisfied (subject to the Company's right to take action specifically permitted by Section 5.02).

          SECTION 5.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to,
(i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, if in the opinion of the Board of Directors, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited takeover proposal, and subject to compliance with
Section 5.02(c), (A) furnish information with respect to the Company to any person pursuant to a confidentiality agree-ment and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a material amount of assets of the Company or any of its subsidiaries or of over 20% of any class of equity securities (other than acquisitions of stock by institutional investors in the ordinary course of business) of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or which would require approval under any Gaming Law, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

          (b) Except as set forth in this Section 5.02(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of shares of Company Common Stock in the Offer if in the opinion of the Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a competitive proposal, or enter into an agreement with respect to a competitive proposal, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Competitive Proposal") advising Parent that the Board of Directors has received a competitive proposal, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal; PROVIDED that the Company shall not enter into an agreement with respect to a competitive proposal unless the Company shall have furnished Parent with written notice no later than 12:00 noon two business days in advance of any date that it intends to enter into such agreement. In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 6.07(b)) and the Termination Fee (as defined in Section 6.07(b)). For purposes of this Agreement, a "competitive proposal" means any bona fide take-over proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger (taking into account any improvements to the Offer and the Merger proposed by Parent).

          (c) In addition to the obligations of the Company set forth in paragraph (b), the Company shall advise Parent of any request for information or of any takeover proposal, or any proposal with respect to any takeover proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; PROVIDED that the Company does not, except as permitted by
Section 5.02(b) withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

          SECTION 5.03. NEW JERSEY TRUST. In connection with the application for qualification and licensing by Parent with the New Jersey Casino Control Commission pursuant to the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, if requested by Parent, the Company shall execute and deliver a trust agreement prepared by Parent and reasonably acceptable to the Company and the New Jersey Casino Control Commission and complying with the requirements of the New Jersey Casino Control Act and the rules and regulations promulgated thereunder. Not later than the Expiration Date of the Offer, if requested by Parent, the Company shall deposit all shares of Caesars New Jersey, Inc. in trust with a trustee qualified by and otherwise acceptable to the New Jersey Casino Control Commission pursuant to such trust agreement, all for the purpose of permitting Parent and Sub to hold directly (and not in trust) the shares of Company Common Stock currently owned by Parent or its affiliates to be acquired pursuant to the Offer, the Option or the Merger while Parent's application for qualification and licensing is pending with the New Jersey Casino Control Commission.



                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          SECTION 6.01. STOCKHOLDER MEETING; PREPARATION OF THE PROXY STATEMENT. (a) The Company will, as soon as practicable following the acceptance for payment of, and payment for, shares of Company Common Stock by Sub pursuant to the Offer, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the "Stockholders Meeting") if such meeting is required by applicable law for the purpose of approving this Agreement and the transactions contemplated by this Agreement. Subject to the provisions of Section 5.02(b), the Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. At the Stockholders Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Sub or any of their subsidiaries to be voted in favor of the Merger. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 80% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 607.1104 and other applicable provisions of the FBCA.

          (b) The Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Proxy Statement shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and the Proxy Statement, on the date first mailed to the Company's stockholders and at the time of the Stockholders Meeting held to vote on approval and adoption of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          SECTION 6.02. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to legal and contractual confidentiality obligations and the attorney-client privilege, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, unless and until Parent and Sub shall have purchased at least a majority of the outstanding shares of Company Common Stock pursuant to the Offer, and notwithstanding termination of this Agreement, Parent will keep, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any person other than Parent's or Sub's directors, officers, employees, affiliates or agents, and then only on a confidential basis; PROVIDED, HOWEVER, that Parent or Sub may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Offer and the Merger, (ii) to its attorneys, accountants and financial advisors or (iii) as requested or required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about the Company which has been furnished by the Company to Parent or Sub; PROVIDED, HOWEVER, that Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Parent or Sub not permitted by this Agreement,
(y) was available to Parent or Sub on a non-confidential basis prior to its disclosure to Parent or Sub by the Company or (z) becomes available to Parent or Sub on a non-confidential basis from a person other than the Company who, to the knowledge of Parent or Sub, as the case may be, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to Parent or Sub. Neither Parent nor any of its affiliates will use any Confidential Information in any manner detrimental to the Company or the shareholders of the Company and, in the event of termination of this Agreement for any reason, Parent shall, and shall cause Sub to, promptly return all Confidential Information to the Company. Until Parent and Sub shall have purchased at least a majority of the outstanding shares of Company Common Stock, the first sentence of this Section 6.02 shall not obligate the Company to afford to Parent or Parent's officers, employees, accountants, counsel, financial advisers and other representatives access to
(i) personnel of the Company's subsidiaries and (ii) competitively sensitive information that could assist Parent in diverting business opportunities from the Company, including customer information and identities, representatives lists, customer solicitation methods and other similar information.

          SECTION 6.03. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including
(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including in respect of any Gaming Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or the Option Agreement or any other transaction contemplated by this Agreement or the Option Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement or the Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement, the Option Agreement and the other transactions contemplated by this Agreement and the Option Agreement.

          (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect (including in the case of representations or warranties by the Company, the Company or Parent receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that if after the date of this Agreement the Company or Parent receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

          SECTION 6.04. STOCK OPTION PLANS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that (i) each outstanding stock option to purchase shares of Company Common Stock (a "Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement or other option agreement or contingent stock grant plan of the Company (collectively, the "Stock Option Plans") outstanding shall be accelerated to be fully exercisable prior to the consummation of the Offer, and the Company shall use its best efforts to assure that any such Stock Options outstanding immediately prior to the consummation of the Offer (except options granted to non-employee directors of the Company as of December 8, 1994) shall be cancelled immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer and (z) the excess of the price per share to be paid in the Offer over the per share exercise price of such Stock Option, (ii) each stock appreciation right ("SAR") granted under the Stock Option Plans outstanding immediately prior to the consummation of the Offer shall be cancelled immediately prior to the consummation of the Offer in exchange for an amount of cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Common Stock covered by such SAR and (z) the excess of the price per share to be paid in the Offer over the appreciation base per share of such SAR; PROVIDED, HOWEVER, that no such cash payment shall be made with respect to any SAR which is related to a Stock Option with respect to which such a cash payment has been made and (iii) each share of Company Common Stock previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest in accordance with their respective terms. Any Stock Option or SAR not cancelled in accordance with this paragraph (a) immediately prior to the consummation of the Offer, shall be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Stock Option or SAR been cancelled immediately prior to the consummation of the Offer. A listing of all outstanding Stock Options as of December 16, 1994, showing what portions of such Stock Options are exercisable as of such date, the dates upon which such Stock Options expire, and the exercise price of such Stock Options, is set forth in
Schedule 6.04.

          (b) All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in
Section 6.04(a).

          (c) Parent and Sub agree that the Company, in its sole discretion, may defer the lapsing of restrictions on some or all of the restricted shares of Company Common Stock granted under the Company's employee stock plans which might otherwise occur upon the consummation of the Offer to the day immediately following the consummation of the Offer or to accelerate such restricted stock to provide sufficient time for the tender thereof into the Offer.

          SECTION 6.05. INDEMNIFICATION AND INSURANCE. (a) The indemnification obligations set forth in the Company's Amended and Restated Articles of Incorporation and by-laws on the date of this Agreement shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties").

          (b) For six years from the Effective Time, the Surviving Corporation shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 6.05(a), either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which will be made available to Parent); PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $795,000 for the twelve-month period ended

March 17, 1995; and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

          (c) This Section 6.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

          SECTION 6.06. DIRECTORS. Promptly upon the acceptance for payment of, and payment for, any shares of Company Common Stock by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with
Section 14(f) of the Exchange Act, control of a majority of such directors, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees.

          SECTION 6.07. FEES AND EXPENSES. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) all of Parent's reasonably documented out-of-pocket expenses in an amount up to but not to exceed $10,000,000 (the "Expenses") and
(y) $50,000,000 (the "Termination Fee") upon demand if

(i) Parent or Sub terminates this Agreement under Section 8.01(e); PROVIDED, HOWEVER, that Parent shall be entitled to only the Expenses where Parent or Sub terminates this Agreement under Section 8.01(e) as a result of the occurrence of any event set forth in clause (i) of paragraph (d) of Exhibit A or, as it relates to clause (i) of paragraph (d) of Exhibit A, clause (iii) of such paragraph (d); PROVIDED FURTHER, HOWEVER, that, if the Agreement is terminated as contemplated by the immediately preceding proviso and the Company subsequently consummates or enters into an agreement relating to a competitive proposal within 12 months of such termination, the Company shall also pay to Parent the Termination Fee, (ii) the Company terminates this Agreement pursuant to Section 8.01(f) or (iii) prior to any termination of this Agreement, a takeover proposal shall have been made and within 12 months of such termination, a transaction constituting a takeover proposal is consummated or the Company enters into an agreement with respect to, or approves or recommends a takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment (not to be in excess of the amount set forth in clause (x) above) upon delivery of reasonable documentation therefor.

          SECTION 6.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 6.09. RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.01(p)) reasonably requested in writing by Parent in order to render the Rights or any similar instrument inapplicable to the Offer, the Merger, the Option Agreement and the other transactions contemplated by this Agreement. Except as requested in writing by Parent, during the term of this Agreement, the Board of Directors of the Company shall not (i) amend the Rights Agreement or
(ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Rights) including any action to facilitate a takeover proposal; PROVIDED that any of such actions may be taken simultaneously with entering into an agreement pursuant to Section 5.02(b).

          SECTION 6.10. BENEFIT PLANS. (a) Parent shall cause the Surviving Corporation to take such actions as are necessary so that, for a period of not less than one year after the Effective Time, nonunion employees of the Company and its subsidiaries who continue their employment after the Effective Time will be provided employee compensation and other benefits which in the aggregate are at least generally comparable to those provided to such employees as of the date hereof; PROVIDED, that it is understood that after the Effective Time, subject to the provisions of Section 6.10(d), (e) and (f) hereof and to the last sentence of this Section 6.10(a), (x) neither Parent nor the Surviving Corporation will have any obligation to issue or adopt any plans or arrangements to provide for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plan or program, (y) nothing herein shall require the Surviving Corporation to maintain any particular plan or arrangement and
(z) nothing herein shall prevent or preclude the Surviving Corporation from continuing any requirements for employee contributions under any employee benefit plans in the same proportions as the employee-paid portion under such plans constituted prior to the Effective Time. Parent, Sub and the Company agree that, prior to the acquisition of shares of Company Common Stock pursuant to the Offer, Parent and the Company will enter into revised employment agreements with the Chief Executive Officer and President of the Company in the respective forms of agreements set forth in Schedule 6.10(a) hereto.

          (b) It is Parent's current intention that, following the first anniversary of the Effective Time, Parent will provide employee compensation and other benefits for employees of the Company and its subsidiaries which are at least generally comparable in the aggregate to the employee compensation and other benefits for other employees of Parent and its subsidiaries.

          (c) Parent will cause the Surviving Corporation to recognize all service credited to each such employee by the Company through the Effective Time for purposes of eligibility (including for enhanced vacation) and vesting under any employee benefit plan provided by the Surviving Corporation for the benefit of such employees.

          (d) Nothing in this Section 6.10 is intended to cancel or modify any obligations of the Company which by their terms and applicable law extend beyond the Effective Time. It is understood, however, that Stock Options, stock appreciation rights and restricted and contingent stock will be dealt with in accordance with Section 3.01(c) hereof and Section 6.04 hereof.

          (e) The Company's two Executive Security Plans shall remain in effect until one year after the Effective Time (for all purposes, including, without limitation, benefit accrual), but there shall be no obligation on the Parent, Sub or the Surviving Corporation to add new participants to such plans following the Effective Time. It is understood that the 1985 Executive Security Plan provides an offset for the actuarial equivalent of amounts received from any other pension plan adopted by the Company (which would include the Parent's tax-qualified pension plan if it were adopted by the Company). It is agreed among the parties that the Company may, in its discretion, amend such offset so that it does not apply to the Company's 401(k) Retirement Savings Plan. This
Section 6.10(e) shall not be deemed to require any duplication of benefits provided by such Executive Security Plans and any other pension plans.

          (f) In calculating the annual bonus under the Company's Senior Officers Combined Incentive Plan and Corporate Officers and Key Corporate Personnel Plan for the current fiscal year of the Company, charges or equity adjustments related to or arising from the transactions contemplated by this Agreement, including with respect to the lapsing of restrictions on restricted shares of Company Common Stock, shall not be taken into account in computing "Plan Income" and "Plan Net Worth", as defined in such plans. This
Section 6.10(f) shall not be deemed to indicate any commitment to continuing such plans beyond the Effective Time. The principles stated in the immediately preceding sentence shall be applied equitably, as between the Company and the Parent, with respect to both Plan Income and Plan Net Worth.

          SECTION 6.11. TITLE POLICIES. The Company agrees that, prior to the consummation of the Offer, it will use its reasonable efforts to cause such officers of the Company and its Significant Subsidiaries, as Parent's or Sub's Title Insurer may reasonably require, to execute such reasonable and customary affidavits as shall permit such Title Insurer to issue an endorsement to its title insurance policies insuring title to the real properties owned or leased by the Company or any of its Significant Subsidiaries to the effect that the Title Insurer will not claim as a defense under any such policy failure of insured to disclose to the Title Insurer prior to the date of the relevant policy any defects, liens, encumbrances or adverse claims not shown by public records and known to the insured (but not known to Parent or Sub) prior to the Effective Time.

          SECTION 6.12. TRANSFER TAXES. All liability for transfer or other similar taxes arising out of or related to the sale of the Company Common Stock to the Sub, or the consummation of any other transaction contemplated by this Agreement, and due to the property owned by the Company or any of its subsidiaries or affiliates ("Transfer Taxes") shall be borne by the Company, and the Company shall file or cause to be filed all returns relating to such Transfer Taxes which are due, and, to the extent appropriate or required by law, the stockholders of the Company shall cooperate with respect to the filing of such returns.

          SECTION 6.13. REGULATORY MATTERS. In connection with subsection (i) of the first sentence of Section 6.03(a), Parent shall, and shall cause its subsidiaries to (and shall use its reasonable efforts to cause its affiliates other than subsidiaries to), if it is necessary to obtain any regulatory approval for this Agreement, disassociate themselves from any person or persons deemed, or reasonably likely to be deemed, unacceptable by a Governmental Entity with authority to administer Gaming Laws and, in the case of any such person who is a nominee to serve as a director of Parent or any subsidiary of Parent, Parent shall, and shall cause the relevant subsidiary or subsidiaries to, replace any such director nominee with a suitable substitute nominee. In connection with subsection (i) of the first sentence of Section 6.03(a), Parent agrees that it shall use its reasonable efforts to cause the trust arrangements described in either clause (iii)(B)(x) or (iii)(B)(y) of the first paragraph of Exhibit A to be in full force and effect and further agrees that, if the requisite approvals are obtained from the New Jersey Casino Control Commission, it will place shares of Company Common Stock or shares of common stock of Caesars New Jersey, Inc., as applicable, in trust as contemplated by such clauses.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

          SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. If required by applicable law, this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all shares of Company Common Stock entitled to be cast in accordance with applicable law and the Company's Amended and Restated Articles of Incorporation; PROVIDED that Parent and Sub shall vote all their shares of Company Common Stock in favor of the Merger.

          (b) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

          (c) PURCHASE OF SHARES OF COMPANY COMMON STOCK. Sub shall have previously accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

          SECTION 7.02. CONDITION TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the condition that all Stock Options and all SARs shall have been cancelled.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if (i) as a result of the failure, occurrence or existence of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or (ii) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer by June 19, 1995; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to either party if its failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition;

          (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (d) by Parent or Sub prior to the purchase of shares of Company Common Stock pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

          (e) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

          (f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

          (g) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger.

          SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(q), Section 4.02(d), the last four sentences of
Section 6.02, Section 6.07, this Section 8.02 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; PROVIDED, HOW-EVER, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 8.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; PROVIDED, HOWEVER, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 6.06, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or
(iv) take any action to amend or otherwise modify the Company's Amended and Restated Articles of Incorporation or By-laws.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of Company Common Stock by Sub pursuant to the Offer. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses
(or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to:

               ITT Corporation
               1330 Avenue of the Americas
               New York, NY 10019
               Facsimile: (212) 258-1037

               Attention:  Richard S. Ward, Esq.

               with copies to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Facsimile:  (212) 765-1072

               Attention:  Philip A. Gelston, Esq.

          (b) if to the Company, to

               Caesars World, Inc.
               1801 Century Park East
               Los Angeles, California 90067

               Facsimile: (310) 552-9254

               Attention:  Philip L. Ball, Esq.

               with copies to:

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, NY 10022
               Facsimile:  (212) 735-2000

               Attention:  Morris J. Kramer, Esq.

          SECTION 9.03.  DEFINITIONS.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)  "competitive proposal" has the meaning assigned thereto in
     Section 5.02(b);

          (c) "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,
     (C) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business),
     (F) all lease obligations of such person capitalized on the books and records of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof),
     (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          (d) "knowledge" of the Company means, in each case in this Agreement, any Schedule hereto or any certificate delivered pursuant hereto in which the Company makes a representation or warranty based on the "knowledge" of the Company, the Company represents and warrants only as to the actual knowledge of the Chairman of the Board, the Chief Financial Officer, the General Counsel and the President of the Company.

          (e) "lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; PROVIDED, HOWEVER, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith,
     (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto.

          (f) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole, except that (i) fluctuations in the earnings or financial condition of the Company during the period from October 31, 1994 to consummation of the Offer that result from winnings by high-wagering customers so long as the Company has been operating on a basis consistent with its existing policies concerning extensions of credit and setting of gambling limits and so long as the aggregate levels of wagering by high-wagering customers are consistent with the past experience of the Company, (ii) any material adverse effect resulting, directly or indirectly, from the prospective ownership of Company Common Stock by Parent or its affiliates, or (iii) any change which adversely affects the gaming industry in Nevada or the gaming industry in New Jersey, shall not be deemed to be a "material adverse change" or a "material adverse effect";

          (g) "ordinary course of business", when used with respect to the Company, in addition to its usual and customary meaning, shall be deemed to include transactions in the ordinary course of business consistent with prior practice pertaining to currently ongoing business development and managerial activities, including activities conducted or proposed to be conducted in the jurisdictions set forth in Schedule 9.03(g), so long as the scope and nature of such business development and managerial activities are consistent with the Company's past practice.

          (h) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (i) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

          (j) "takeover proposal" has the meaning assigned thereto in
     Section 5.02(a).

          SECTION 9.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The Option Agreement and the consummation of the transactions contemplated by such Option Agreement are transactions contemplated by this Agreement. To the extent any restriction on the activities of the Company or its subsidiaries under the terms of this Agreement, including with respect to any negative pledge or other restriction on the ability of the Company to dispose of stock of any Nevada subsidiary, requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

          SECTION 9.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Option Agreement constitute the entire agreements, and super-sede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and, except for the provisions of Article III, the last sentence of Section 6.10(a) and Sections 6.04 and 6.05, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 9.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW, EXCEPT TO THE EXTENT THE FBCA SHALL BE HELD TO GOVERN THE TERMS OF THE MERGER.

          SECTION 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or California or in New York or California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or California or any New York or California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of New York or California.


          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              ITT CORPORATION,

                                by
                                     /S/  Richard S. Ward
                                  --------------------------
                                  Name:  Richard S. Ward
                                  Title: Executive V.P.,
                                  General Counsel


                              ITT FLORIDA ENTERPRISES INC.,

                                by
                                     /S/  Richard S. Ward
                                  --------------------------
                                  Name:  Richard S. Ward
                                  Title: Executive V.P.,
                                  General Counsel

                              CAESARS WORLD, INC.,

                                by
                                      /S/  ROGER LEE
                                  --------------------------
                                  Name:  Roger Lee
                                  Title: Senior Vice
                                  President, Finance
                                  & Administration

                                                                       EXHIBIT A

                             CONDITIONS OF THE OFFER

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock which would constitute a majority of the outstanding shares (determined on a fully diluted basis) of Company Common Stock (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated and (iii) (A) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity with jurisdiction in respect of Gaming Laws (other than New Jersey) required or necessary in connection with the Offer, the Merger and this Agreement and the transactions contemplated by this Agreement (including the changes in the composition of the Board of Directors of the Company) shall have been obtained and shall be in full force and effect and
(B) in the case of the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, either, at the option of Parent, (x) as contemplated by Section 5.03, all shares of Caesars New Jersey, Inc. shall have been deposited in trust with a trustee qualified and otherwise acceptable to the New Jersey Casino Control Commission and the transactions and arrangements contemplated by Section 5.03 shall be in full force and effect and, as a result, neither Parent nor Sub will be required pursuant to the requirements of the New Jersey Casino Control Act and the rules and regulations promulgated thereunder to deposit or place in trust any of the shares of Company Common Stock currently owned by Parent or its affiliates or to be acquired pursuant to the Offer or
(y) (1) the New Jersey Casino Control Commission shall have approved a form of trust agreement in form and substance reasonably satisfactory to Parent (including in respect of control by Parent of the Company and its subsidiaries) in respect of a trust arrangement for the shares of Company Common Stock to be acquired pursuant to the Offer and the Merger pending final qualification of Parent to hold a casino license under the New Jersey Casino Control Act and the rules and regulations thereunder, (2) a trustee qualified and otherwise acceptable to the New Jersey Casino Control Commission and Parent in respect of such trust arrangement for the shares of Company Common Stock to be acquired pursuant to the Offer and the Merger shall have been appointed or designated and
(3) the directors of Sub shall have been qualified on a permanent or temporary basis to serve as directors of a company (including the Company) that either directly, or through its subsidiaries, holds a casino license under the New Jersey Casino Control Act and the rules and regulations thereunder. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

          (a) there shall be instituted or pending any suit, action or proceeding (in the case of a suit, action or proceeding by a person other than a Governmental Entity, such suit, action or proceeding having a substantial likelihood of success or, in the case of a suit, action or proceeding by a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success), (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote such Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any

     Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except that
     (i) fluctuations in the earnings or financial condition of the Company during the period from October 31, 1994 to consummation of the Offer that result from winnings by high-wagering customers so long as the Company has been operating on a basis consistent with its existing policies concerning extensions of credit and setting of gambling limits and so long as aggregate levels of wagering by high-wagering customers are consistent with the past experience of the Company, (ii) any material adverse effect resulting, directly or indirectly, from the prospective ownership of Company Common Stock by Parent or its affiliates, or (iii) any change which adversely affects the gaming industry in Nevada or the gaming industry in New Jersey, shall not be deemed to be a material adverse change;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall have entered into any agreement with respect to any competitive proposal in accordance with Section 5.02(b) of this Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled expiration of the Offer;



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          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement;

          (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any decline in the New York Stock Exchange Composite Index by an amount in excess of 33% measured from the close of business on December 16, 1994, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially affects, the extension of credit by banks or other lending institutions or (v) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof;

          (h) the Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Sub and Parent and may, subject to the terms of the Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.